Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

ABLE VIEW GLOBAL INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Class B ordinary shares, par value US$0.0001 per share	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Equity	Preferred shares, par value US$0.0001 per share	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Warrants	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Rights	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Other	Units	Rule 457(o)		(1)		(1)		(1)		(1)		(1)
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)		(1)		(1)	$200,000,000		0.00015310		$30,620	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A
	Total Offering Amounts							$200,000,000				$30,620
	Net Fee Due											$30,620

(1)	Omitted pursuant to Section 2. A. iii. b under Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Item 9(b) of Form F-3. The amount to be registered consists of up to $200,000,000 of an indeterminate amount of (i) Class B Ordinary Shares, (ii) preferred shares, (iii) debt securities, (iv) warrants, (v) rights to purchase Class B Ordinary Shares, preferred shares, debt securities, warrants or other securities offered under this prospectus, and (vi) units of Class B Ordinary Shares, preferred shares, debt securities, warrants or rights offered under this prospectus, or any combination thereof, that may be offered from time to time in one or more offerings.

(2)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated based on the maximum aggregate offering price.